LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement (the “Loan and Security Agreement”), dated as of May 26, 2010, is entered into by and between The Film Department Holdings, Inc., a Delaware corporation, as borrower (“Borrower”) and H & W Movie Partners, LLC a Delaware limited liability company, or other entity owned, controlled or managed by same, as lender (“Lender”).
RECITALS
     A. Borrower is currently undertaking efforts to recapitalize; and
     B. In order to facilitate said recapitalization efforts, Borrower has requested and Lender has agreed to make available to Borrower a loan (the “Loan”) in the principal amount of Fifteen Million Dollars ($15,000,000.00); and
     C. Lender agrees to make the Loan to Borrower upon the terms and conditions of this Loan and Security Agreement; and
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Borrower and Lender agrees as follows:
     1. Definitions. When used herein, the following initially-capitalized terms shall have the following meanings:
     “Borrower” has the meaning set forth in the first paragraph of this Loan and Security Agreement.
     “Business Day” means a day other than a Saturday, Sunday or other day on which state banking corporations in Los Angeles, California are authorized or required by law to close.
     “Closing Date” shall be the closing date of the initial public offering of securities of Borrower.
     “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by Borrower or any of its subsidiaries.
     “Event of Default” has the meaning set forth in Section 13.
     “Excess Interest” has the meaning set forth in Section 16.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in the financial position, of

Borrower, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may be so changed
     “Interest Rate” has the meaning set forth in Section 4.
     “Lender” has the meaning set forth in the first paragraph of this Loan and Security Agreement.
     “Loan” has the meaning set forth in Recital B.
     “Loan and Security Agreement” means this Loan and Security Agreement, as it may be amended, supplemented or modified from time to time, together with all exhibits and schedules attached to this Loan and Security Agreement from time to time.
     “Maturity Date” means the date that is two years following the Closing Date, or the next succeeding Business Day if such date is not a Business Day.
     “Maximum Rate” has the meaning set forth in Section 16.
     “Note” has the meaning set forth in Section 3.
     “Obligations” means all amounts to be paid or satisfied, and all covenants and obligations to be performed or fulfilled by Borrower pursuant to (i) this Loan and Security Agreement, and (ii) the Note.
     “Second Lien Notes” means the Secured Second Lien Notes created pursuant to that certain Securities Purchase Agreement (“Securities Purchase Agreement”) dated as of June 27, 2007, by and among The Film Department LLC, The Film Department Holdings LLC, The Purchasers Named Therein, Eton Park CLO Management 1 (“EP 1”), Eton Park CLO Management 2 (“EP 2”), Eton Park Master Fund, Ltd. (“EPMF”), and Eton Park Fund, L.P. (“EPF,” and, collectively with EP 1, EP 2 and EPMF, referred to herein as “Eton Park”), as successors-in-interest.
     “Taxes” has the meaning set forth in Section 15.
     2. Loan. Subject to the terms and conditions of this Loan and Security Agreement, and the occurrence of a firm commitment underwritten public offering of shares for Borrower’s account in which the aggregate price paid for the shares by the public shall be at least $30,000,000, Lender agrees to make the Loan on the Closing Date to Borrower.
     3. Note. Borrower shall, as a condition to making the Loan, execute and deliver to Lender a Promissory Note in substantially the same form attached hereto as Exhibit A (the “Note”).
     4. Interest Rate. The principal balance outstanding of the Loan from time to time shall bear interest in arrears at a rate equal to ten percent (10%) (the “Interest Rate”). The Interest

Rate shall be calculated daily on the basis of actual days elapsed over a 360-day year, applied to the principal balance from time to time outstanding hereunder. In the event of the occurrence of an Event of Default hereunder or under the Note, the Interest Rate shall increase by an amount equal to four percent (4%) (i.e., the rate of interest on all outstanding amounts and interest shall increase to the total amount equal to fourteen percent (14%).
     5. Warrants for Borrower’s Common Stock. In consideration of, and as an inducement to, Lender’s agreement to lend to Borrower as contemplated hereunder, Borrower agrees to deliver to Lender, on the Closing Date, warrants (the “Warrants”) to acquire an aggregate of 150,000 shares of common stock of Borrower at the price issued pursuant to the IPO (currently expected to be six dollars ($6.00) per share). The form of the Warrants shall be negotiated in good faith subject to customary parameters, shall be dated the date of issue and shall be exercisable in the manner provided therein for the number of shares as provided therein, provided Lender and Borrower agree that the Warrants shall be subject the terms of a customary “lock-up agreement” with a lock-up period of one year from the date of issuance.
     6. Payments of Interest and Principal. Commencing on the date that is the first Business Day of the quarter following the Closing Date and on the first Business Day of each quarter thereafter until the Maturity Date, Borrower shall pay all accrued interest on the outstanding principal balance. The principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, if not sooner paid as provided herein, shall be due and payable in full on the Maturity Date.
     7. Application and Place of Payments. Payments received by Lender with respect to the indebtedness evidenced hereby shall first be applied to accrued and unpaid interest at the Interest Rate, next to the principal balance then outstanding hereunder, and the remainder to any other costs or added charges provided for herein. All payments by Borrower shall be payable in legal currency of the United States of America, in immediately available funds. Payments hereunder shall be made to such account or other place and in such manner as Lender may specify to Borrower without set-off, deduction, or counterclaim. Unless otherwise stated herein, whenever any payment under this Loan and Security Agreement shall fall due on a date which is not a Business Day, such payment may be made on the next succeeding Business Day.
     8. Use of Proceeds. The proceeds from the issuance and sale of the Note shall be used by the Borrower to refinance a portion of the Second Lien Notes. As Borrower intends to utilize some of the proceeds of the IPO to repay debt created by the Second Lien Notes, Borrower warrants to Lender that any and all liens created by the Second Lien Notes or the Securities Purchase Agreement shall be terminated in full concurrently with or immediately following, the Closing Date.
     9. Prepayments. Payments of principal hereof may be made at any time, or from time to time, in whole or in part, at the redemption price (expressed as percentages of the principal amount of the Note being prepaid) set forth below, plus interest accrued thereon, if any, redeemed at the price set forth below:

Prepayment Date	Redemption Price
Within 1 year following the Closing Date	100.25%
1 year after the Closing Date	100%
     10. Grant of Security Interest.
          A. Collateral. Subject to the provisions herein, as security for the payment and performance of the Obligations, Borrower hereby assigns, transfers and grants to Lender, and there is hereby created in favor of Lender, a security interest under the Uniform Commercial Code in effect in the State of California in and to the Collateral, whether now owned or hereafter acquired, and in all proceeds thereof (and proceeds of proceeds) in whatever form. This Loan and Security Agreement shall constitute a security agreement pursuant to the Uniform Commercial Code with respect to the Collateral and proceeds thereof, with Borrower the “Debtor” and Lender a “Secured Party” as such terms are used therein. Borrower agrees that Lender may, in such manner, on such terms and at such times as may be elected by Lender, and without demand or notice to, or the consent or signature of, Borrower, file and/or record such UCC financing statements, and/or amendments to or continuations of any financing statements to evidence, perfect and/or continue the perfection of, any security interests created or to be created pursuant to this Loan and Security Agreement in any or all of the Collateral.
          B. Subordination. The security interest granted to Lender pursuant to this Loan and Security Agreement shall be junior and subordinate to the following: (i) the loan payable to Union Bank, N.A. by Earthbound Films, LLC in connection with the motion picture entitled “Earthbound,” (ii) the ultimates loan Borrower (or an affiliate thereof) intends to consummate in connection with the receivables due and owing to LAC Films, LLC, a wholly owned subsidiary of Borrower, in connection with the motion picture entitled “Law Abiding Citizen,” (iii) the “print and advertising” debt facility Borrower intends to consummate in connection with Borrower’s anticipated efforts to distribute its motion pictures directly in the United States, and (iv) customary future single picture loans made from time to time to provide production financing for Borrower’s motion picture production (along with customary liens in favor of talent guilds and completion bond companies), and (v) such other permitted liens as are mutually agreed by Borrower and Lender.
     11. Further Security Agreements. Borrower agrees to take such actions and, within ten (10) Business Days after Lender’s written request, to execute, deliver and file and/or record such documents, agreements and financing statements, as may be reasonably necessary to evidence the security interest set forth in this Loan and Security Agreement, to carry out the intent and purpose of this Loan and Security Agreement and/or reflect any change in Borrower’s state of organization, name, organizational number or place of business.
     12. Affirmative Covenants. Until all obligations and liabilities of Borrower under this Loan and Security Agreement and the Note are fully paid and satisfied, Borrower agrees and covenants that it will:

          (a) Furnish Lender with such financial information and statements with respect to Borrower as Lender may request from time to time;
          (b) Immediately notify Lender in writing of any change in its state of incorporation or organization or in its place of business, any change in Borrower’s name or organizational number or the adoption or change of any trade name or fictitious business name used by Borrower; and
          (c) Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan and Security Agreement and the Note.
     13. Events of Default; Acceleration. The occurrence and continuance of any one or more of the following events shall constitute an “Event of Default” hereunder and upon such Event of Default, the entire principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, at the election of all of the Lender, shall become immediately due and payable, without any notice to Borrower:
          (a) Nonpayment of principal, interest or other amounts when the same shall become due and payable hereunder;
          (b) Except for the nonpayment of principal, interest or other amounts due and payable hereunder, the failure of Borrower to comply with any provision of this Loan and Security Agreement or the Note, as applicable, and such failure continues for a period of fifteen (15) days after written notice thereof from Lender to Borrower;
          (c) The dissolution, winding-up or termination of the existence of Borrower;
          (d) If Borrower shall become insolvent or admit in writing its inability to pay its debts as they mature; or make any assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such receiver or trustee otherwise shall be appointed; or
          (e) If bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower.
     14. Remedies. From and after the occurrence and continuance of any Event of Default, Lender shall have the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of California and under any other applicable law, and declare, at Lender’s option, the entire principal balance hereunder together with all accrued interest, immediately due and payable without further notice or demand and Lender may exercise the remedies available to Lender hereunder, at law or in equity.
     15. Taxes. All payments to be made by Borrower hereunder shall be made without deduction for or on account of (a) any present or future taxes, levies, imposts, duties, deductions, stamp boxes, withholdings or similar items (“Taxes”) or (b) any interest, additions or penalties imposed with respect to Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions Lender shall receive an amount equal to the sum they would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law, and (d) Borrower shall furnish to Lender the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.
     16. Interest Rate Limitation. Notwithstanding any provision to the contrary contained in the Note or this Loan and Security Agreement, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for, whether in the Interest Rate, through any contingency or event, or otherwise, or is determined by a court of competent jurisdiction to have been provided for in the Note or in this Loan and Security Agreement, then in such event (a) the provisions of this section shall govern and control; (b) Borrower shall not be obligated to pay any Excess Interest; (c) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, to the fullest extent provided by applicable law: (i) applied as a credit against either or both of the outstanding principal balance of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the Interest Rate provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and the Note and this Loan and Security Agreement shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (e) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any obligation is calculated at the Maximum Rate rather than the applicable rate under the Note and this Loan and Security Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such obligations shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on such obligations had the rate of interest not been limited to the Maximum Rate during such period. Borrower agrees to pay an effective contracted for rate of interest equal to the rate of interest resulting from all interest payable as provided in this Loan and Security Agreement plus any additional rate of interest resulting from any other fees, charges or any other sums or things of value (other than interest payable as provided in this Loan and Security Agreement) paid or to be paid by or on behalf of Borrower whether pursuant to this Loan and Security Agreement or the Note, which amounts shall be deemed to be interest for the purposes of any applicable law that may limited the maximum amount of interest to be charged with respect to this lending transaction.
     17. Costs of Collection. Borrower agrees to pay all costs of collection, including, without limitation, reasonable attorneys’ fees, whether or not suit is filed, and all costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal, interest or other amount is not paid when due, or in case it becomes necessary to protect the Collateral which is security for the indebtedness evidenced hereby, or to exercise any other right or remedy hereunder, or if at any time any Lender should incur any attorneys’ fees in any proceeding under any federal bankruptcy law (or any similar state or federal law) in connection with the indebtedness evidenced hereby. In the event of any court proceeding, attorneys’ fees shall be set by the court and not by the jury and shall be included in any judgment obtained by any Lender.
     18. Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. This Loan and Security Agreement and the Note shall be governed by and construed and enforced in accordance with the substantive laws (other than conflict laws) of the State of California except to the extent Lender has greater rights or remedies under Federal law, in which case such choice of California law shall not be deemed to deprive Lender of any such rights and remedies as may be available under Federal law. Each party consents to the personal jurisdiction and venue of the state courts located in Los Angeles County, California in connection with any controversy related to this Loan and Security Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by either party hereto in connection with this Loan and Security Agreement may be venued in the Superior Court of Los Angeles County, California. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO REQUIRE A TRIAL BY JURY IN ANY COURT ACTION PERTAINING TO THE OBLIGATIONS OR THE LOAN AND SECURITY AGREEMENT, AND AGREES THAT ANY SUCH ACTIONS OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     19. Time of Essence. Time is of the essence of this Loan and Security Agreement and each and every provision hereof.
     20. Amendments. No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.
     21. Severability. If any provision hereof is invalid or unenforceable, the other provisions hereof shall remain in full force and effect.
     22. No Assignments or Transfers. No party hereto shall transfer or assign any part of its interests in and to or obligations under this Loan and Security Agreement or the Note without the other parties’ prior written consent.
     23. Notice. All notices, requests, demands and other communications required or permitted by this Agreement shall be delivered by facsimile, or delivered by personal delivery or deposited with the United States Postal Service, return receipt requested, or delivered by a nationally recognized private courier service, with proper postage or other charges prepaid, properly addressed as follows:

If to Lender:	H & W Movie Partners, LLC
2701 E. Camelback Rd., Suite 180
Phoenix, Arizona 85016
Attention: Michael J. Witherill
	Telephone:	(602) 424-9555
	Facsimile:	(602) 424-1803

If to Borrower:	The Film Department Holdings, Inc.
8439 Sunset Blvd., 2nd Floor
West Hollywood, CA
Attention: Mark Gill & Neil Sacker
	Telephone:	(323) 785-3700
	Facsimile:	(323) 785-3799
     All notices shall be deemed delivered on the date and time of delivery if delivered in person, or via facsimile transmission, or if delivered by private courier, on the date next succeeding the delivery to such courier, or if deposited with the United States Postal Service, on the second business day after the date it is so deposited. Any party may designate a different person or change the place to which notice shall be delivered, by delivering the notice to that effect as provided herein, which notice shall be effective after such notice is actually received by the other party.
     24. Section Headings. The section headings set forth in this Loan and Security Agreement are for convenience only and shall not have substantive meaning hereunder or be deemed part of this Loan and Security Agreement.
     25. Construction. This Loan and Security Agreement shall be construed as a whole, in accordance with its fair meaning, and without regard to or taking into account any presumption or other rule of law requiring construction against the party preparing this Loan and Security Agreement.
     26. Counterparts. This Loan and Security Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same agreement.
[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Borrower and Lender have executed this Loan and Security Agreement as of the date first set forth above.

Borrower:

THE FILM DEPARTMENT HOLDINGS, INC.

By:	/s/ Mark Gill

Name:	Mark Gill

Title:	Chief Executive Officer

Address of Borrower:
8439 Sunset Blvd., 2nd Floor West Hollywood, CA 90069

Lender:

H & W MOVIE PARTNERS, LLC

By:	/s/ Michael Witherill

Name:	Michael Witherill

Title:	Manager

Address of Lender:
2701 E. Camelback Rd., Suite 180
Phoenix, Arizona 85016
[Signature Page to Loan and Security Agreement]

EXHIBIT A

[Form of Promissory Note]

SECURED PROMISSORY NOTE

$15,000,000	Los Angeles, California
As of ___, 2010
     FOR VALUE RECEIVED, The Film Department Holdings, Inc. (“Maker”), hereby promises to pay to the order of H & W Movie Partners, LLC, a Delaware limited liability company, or other entity owned, controlled or managed by same (“Holder”), the principal sum of Fifteen Million Dollars ($15,000,000), together with interest from the date hereof on the unpaid principal balance hereof at a rate of ten percent (10%) per annum.
     This Secured Promissory Note (this “Note”) and the Obligations are secured by that certain Loan and Security Agreement (the “Loan and Security Agreement”) of even date herewith given by Maker in favor of Holder. The principal balance, interest thereon and any other amounts payable hereunder (the “Obligations”) shall be due and payable on the date that is two years following the Closing Date (as such terms is defined in the Loan and Security Agreement) (the “Maturity Date”).
     In the event: (i) Maker fails to pay in full all or any portion of the principal balance hereunder and all or any portion of any accrued but unpaid interest when due; or (ii) Maker fails timely to perform and satisfy in full any of its other Obligations hereunder or under the Security Agreement, then the entire principal balance hereof together with all accrued interest, at the sole option of Holder, shall become immediately due and payable without further notice or demand and Holder may exercise the remedies available to Holder hereunder, at law or in equity.
     Maker may prepay the unpaid principal balance on this Note at any time, either in whole or in part, as provided in the Loan and Security Agreement. No prepayment permitted hereunder shall affect the obligation of Maker to pay as provided hereunder.
     All payments under this Note shall be made without deduction or offset of any kind.
     Maker hereby waives presentment and demand for payment, notice of dishonor, notice of nonpayment, protest of any dishonor, and notice of protest and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. Maker and all endorsers or other parties to this Note hereby jointly and severally waive and renounce for itself, its heirs, successors and assigns, all rights to the benefit of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided, or which may hereafter be provided by the Constitution and laws of the United States of America and of

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any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note, any renewal thereof, or any indebtedness represented hereby.
     The remedies of Holder under or by virtue of this Note shall be cumulative and non-exclusive, and may be exercised concurrently or consecutively at the option of Holder. No single or partial exercise of any power granted to Holder under this Note shall preclude any other or further exercise thereof or the exercise of any other power. No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right.
     Notwithstanding anything to the contrary in this Note, this Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance hereof at a rate in excess of the maximum rate which Maker is permitted by law to agree to pay. If, by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance hereof at a rate in excess of such maximum rate, then (i) the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate, (ii) interest payable hereunder shall be computed at such maximum rate, and (iii) the portion of all prior interest payments in excess of such maximum rate shall be applied to, and shall be deemed to have been payments in reduction of, the principal balance hereof.
     This Note shall be governed by and construed in accordance with the internal laws of the State of California, without reference to its principles of conflicts of laws. In the event suit is brought to enforce or interpret any part of this Note or the rights or obligations of Holder or Maker hereunder, the prevailing party shall be entitled to recover as an element of such party’s costs of suit, and not as damages, reasonable attorneys’ fees to be fixed by the court or, if applicable, arbitrator. Holder shall be entitled to recover collection fees, should an action be required to collect on this Note. In the event any provision, clause or application of this Note is invalidated or unenforceable for any reason whatsoever, this Note shall remain binding and in full force and effect to the maximum extent permitted by applicable law.
     The terms of this Note shall apply to, inure to the benefit of, and bind the parties hereto, their personal and legal representatives, successors and assigns, provided, however, that Maker may not assign its obligations hereunder to any third party without Holder’s consent in its sole and absolute discretion. In the event of any conflict between the terms of this Note and the Loan and Security Agreement, the terms of the Loan and Security Agreement shall prevail.
     IN WITNESS WHEREOF, Maker has duly executed this Note as of the date and place first above-written.

“Maker”

THE FILM DEPARTMENT HOLDINGS, INC.

By:
Its:

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